EXHIBIT 10.31
GENERAL RELEASE
I, Andrew Madsen, of 1 Isle of Sicily, Florida 32789, for good and adequate consideration (specifically the consideration set forth in Attachment 1), hereby release and absolutely and forever discharge PANERA, LLC, its owners, predecessors, successors, franchisees, affiliates, assigns, officers, employees, insurers, attorneys, investors and agents (hereinafter “Releasees”), from any and all suits, claims, demands, debts, sums of money, wage claims, overtime claims, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims in law or in equity, whether now known or unknown, which I ever had, now have, or which I, my heirs, executors, administrators or assigns, hereafter can, shall or may have against Releases arising from any events occurring from the beginning of time to this date, including, without limitation of the foregoing generality, all of same arising directly or indirectly out of, in connection with and/or in any manner relating to my employment with and/or termination from Panera, LLC, including, but expressly not limited to, any claims which I may have pursuant to the Panera, L.L.C. Confidential and Proprietary Information and Non-Compete Agreement that I signed on or about May 8, 2015 (“Non-Compete Agreement”), as well as any claims which I may have to recover damages of any kind, including back pay, front pay, damages asserted for physical and emotional injuries, disability benefits, wage claims, overtime claims, defamation claims, libel claims, or any claim to reinstatement and/or employment, or any claims, actions, complaints or charges brought by me or on my behalf or which could have been brought by me or on my behalf under the Employment Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act, 42 U.S.C. §§2000(e) et seq., the Age Discrimination in Employment Act (“ADEA”), COBRA, any wage statute and/or regulation, including, but not limited to, the Fair Labor Standards Act (“FLSA”), or under any other federal, state, municipal, city, town or common law. This release is intended to be a general release of all claims arising out of my employment and subsequent termination.
In addition, and not intending in any way to limit the scope of this General Release, I expressly agree to comply with all the obligations contained in the Non-Compete Agreement.
Except as provided below regarding my ability to participate in a government-administered whistleblower award program, I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claim(s) on my behalf arising out of or related in any way to my employment with Panera, LLC and/or termination from Panera, LLC.
I further agree and understand that, in addition to any other conditions that may be set forth herein regarding the payment of the consideration, the consideration is not due and payable until any and all pending matters against Releasees are withdrawn and/or dismissed with prejudice and Releasees has been notified in writing by the agency(ies) or court(s) of such withdrawal and/or dismissal.
I further voluntarily waive any claims or rights that I may have to employment by Panera, LLC. I also agree that Panera, LLC has no obligation whatsoever to hire me at any time in the future. I also agree not to apply for or otherwise seek to be employed by Panera, LLC.
I further agree to immediately return upon my effective termination date or such other time as Panera, LLC may direct all property belonging to Panera, LLC (including, but not limited to, computer, files, and reports) and I will not retain copies of any property I return.
Except as provided below regarding communications with government authorities, I further agree that I will not disclose or discuss the existence of this General Release and/or the financial terms or any other provisions of this General Release with anyone.

Except as provided below regarding communications with government authorities, I further agree I will not make any disparaging remarks and/or statements about Panera, LLC, its products and/or services that are intended to or that foreseeably could materially harm Panera, LLC. Likewise, Panera agrees to instruct all members of Senior Management (defined as SVP and above) not to make any disparaging remarks and/or statements about Mr. Madsen that could reasonably be expected to harm him.
Nothing in this General Release prohibits me from:
i)    Disclosing the monetary consideration obtained under this General Release where disclosure is required by law; or
ii)    Disclosing this General Release for the sole purpose of finalizing and/or enforcing this Agreement; or
iii)    Disclosing this General Release to my attorney, or my accountant for tax purposes; or
iv)    Disclosing any alleged claims and/or this General Release where disclosure is required by law (which includes requests for disclosure from government enforcement agencies).
I further understand that nothing in this Release or in any other confidentiality provision to which I may be subject as a result of my employment at or separation from Panera is intended to or shall prevent, impede or interfere with my non-waivable right to provide information to government authorities regarding possible legal violations without prior notice to Panera, participate in investigations, testify in proceedings regarding Panera’s past or future conduct, engage in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.  Panera nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.
Under the federal Defend Trade Secrets Act of 2016, I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to an attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
I further agree to execute such forms as are reasonably necessary for processing the consideration listed in Attachment 1.
I further agree and understand that all of the payments made pursuant to this General Release should be made so as to comply with or be exempt from or not be covered by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which includes, in the Company’s sole discretion, reasonably postponing or accelerating the payment of any amounts due under this General Release as is necessary to comply with, or be exempt from or not be covered by the requirements of Section 409A of the Code.
I further understand that the payment of the consideration is not due until all pre-conditions of this General Release have been completed, including the expiration of the revocation period.
I expressly agree and understand that should I fail to comply with the terms of this General Release and/or my post termination obligations generally set forth in the Non-Compete Agreement; and as a result, continued payment of the consideration is discontinued, whatever consideration paid up to the date of discontinuation is sufficient consideration. I further agree that in addition to any other remedy

Panera may have for a breach, including, but not limited to specific performance of the provisions, I will pay all reasonable attorney fees incurred by Panera pertaining to the breach and/or its enforcement.
I understand that Releasees are not admitting to any liability by agreeing to pay the consideration identified herein.
In case any one or more of the provisions contained in this General Release shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this General Release, this General Release shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and each provision of this General Release shall, if necessary, be deemed to be independent of each other and each supported by valid consideration.
The provisions of this General Release shall be construed in accordance with the laws of the State of Missouri. Venue for the resolution of any breach or dispute arising out of this General Release shall be in any appropriate state or federal court situated in the City of Saint Louis, Missouri.
    This General Release is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this General Release, nor any waiver of any rights under this General Release, will be effective unless in writing and signed by Panera, LLC and me.
This General Release is written in a manner which I understand and entitles me to receive money which I would not have received apart from this General Release.
By this General Release, Panera, LLC has given me written notice to consult an attorney and I have been given the opportunity to consult with counsel of my own choosing.
I have been given adequate time (including in excess of 21 days) to consider this General Release before signing it, and if I should have signed it on or before 21 days have elapsed, I do so voluntarily and with full knowledge of the binding terms set forth in this General Release. Accordingly, I will make no claim that this General Release is null and void should I sign it on or before the 21-day period.
I have the right to revoke this General Release within seven (7) days of signing it by notifying Jaynanne Calaway, SVP, 3630 South Geyer Road, Suite 100, Sunset Hills, MO, 63127, in writing of my intention to do so.
By signing this General Release, I understand that I am waiving any rights or claims arising under ERISA, ADA, ADEA, TITLE VII, OWBPA, COBRA, FLSA or under any other federal, state, municipal, city, town or common law, including, but not limited to, any claims I have filed and/or could file. I am not waiving any claims for age discrimination which may arise after this release is signed, nor am I waiving any right to provide information to the government concerning possible legal violations, or to receive any award in connection with a government-administered whistleblower award program.
I acknowledge that the execution of this General Release is my own free, voluntary and knowing act and deed.

/s/ ANDREW MADSEN	1/6/2017
Andrew Madsen	Date

ATTACHMENT 1
Andrew Madsen

Whereas, my last day of employment was December 9, 2016;
Whereas, I understand that other than the payments set forth below, all pay and benefits cease effective December 9, 2016 including but not limited to my eligibility for any bonuses, restricted stock awards, vacation, and transportation allowance; and Panera will issue me a COBRA notification (and other such termination documentation) consistent with December 31, 2016 being my last day of health insurance coverage;

Whereas, no consideration is due until the latter of the expiration of the revocation period and/or withdrawal/dismissal of any pending claims as provided for in the General Release and continued payment of the consideration is contingent on my compliance with the terms of the General Release and/or my post termination obligations generally set forth in the General Release (including the obligations contained in the Non-Compete Agreement;

Whereas, the consideration set forth below is subject to reduction as set forth in Section 7.4 of the Non-Compete Agreement;

Whereas, the timing of the below payments is, as more fully set forth in the General Release, subject to change based Section 409A of the Code considerations.

Now therefore, the consideration for my General Release is as follows:

Pursuant to my Non-Compete Agreement, provided I comply with all of the obligations contained in the Non-Compete Agreement (including, but not limited to Section 6 of such agreement), Panera will:

1. Pay Mr. Madsen the maximum gross sum of Seven Hundred Eighty-Two Thousand Five Hundred Dollars and Ninety-Four Cents ($782,500.94), payable in twenty-six (26) bi-weekly installments of Thirty Thousand Ninety-Six Dollars and Nineteen Cents ($30,096.19) (“Separation Period”) for Separation pay and auto allowance. Such payments will be subject to normal taxes and withholding and will be paid through the company’s regular payroll process;

2. Continue to reimburse Mr. Madsen for the cost of his apartment located in Massachusetts through the end of the lease term in June 2017; and

3. Effectively pay its portion of Mr. Madsen’s health and/or dental insurance premium while he is receiving Separation Pay provided: (i) he timely elects COBRA (with the “qualifying event” for COBRA purposes being my last date of employment); (ii) he pays with post tax dollars the full COBRA premiums; and (iii) said effective payment of “the Company portion of his health and/or dental insurance premium” by Panera is in a manner Panera deems, in its sole discretion, to be appropriate.

I agree to the above.

/s/ ANDREW MADSEN	1/6/2017
Andrew Madsen	Date

For Panera, LLC:

/s/ JAYNANNE CALAWAY	1/17/2017
Date